EXHIBIT 10.1


[North Atlantic Trading Company logo]


THOMAS F. HELMS, JR.
Chairman of the Board & Chief Executive Officer




March 10, 2005


Mr. Brian Harriss
35 Maher Avenue
Greenwich, CT 06830

Re:   Offer of Employment

Dear Brian:

I am pleased to offer you employment with North Atlantic Trading Company, Inc. and North Atlantic Holding Company, Inc. as Senior Vice President and Chief Financial Officer. In this position and at this time, you will report to the Chairman and Chief Executive Officer (both companies and their respective affiliates being referred to collectively as the "Company" or "NATC"). This position will have the responsibilities typical of a Chief Financial Officer, including Finance, Treasury and Accounting functions. This position will require significant travel, primarily to our Louisville facilities. Additional responsibilities may be added to your portfolio of reports at the request of the CEO, from time to time, under this same agreement.

In accordance with our discussions, I have outlined below the principal terms and conditions of your employment. This letter, when signed by you, will represent your Employment Agreement:

Commencement Date:            April 4, 2005 (assuming 2004 Form 10-K has been
                              signed and filed by then)

Base Salary:                  $315,000 per annum

Bonuses: You will be a participant in the Company's Management Bonus Program under which you will be eligible for a bonus of up to 50% of your then current annual base salary.

                              Bonuses for any year are paid after the completion of the year-end audit for such year and upon the recommendation of the CEO, at his discretion, and after approval by NATC's Board of Directors. In general, you must remain an employee through the payment date to be entitled to receive a bonus.

Stock Options:                You will be granted options, subject to Board
                              approval, to purchase 10,000 shares of NATC's common stock at an exercise price of not more than $62 per share and upon substantially similar terms and conditions to NATC's 2002 Share Incentive
                              Plan. To satisfy this condition, a new stock option pool will be required. I am recommending such action to the Board of Directors. Your stock options will vest as follows:


                                       DATE                STOCK OPTIONS
                                       ----                -------------
                                  April 4, 2006               2,500
                                  April 4, 2007               2,500
                                  April 4, 2008               2,500
                                  April 4, 2009               2,500


                              The options will vest earlier upon a change of majority ownership of the Company, as will be described in the Plan.

Vacation:                     Four (4) weeks of paid vacation, subject to the
                              Company's policy regarding vacations. Vacation days do not transfer from one year to the next and no compensation is paid for unused vacation.

Severance:                    After you have been employed by the Company for
                              six months, if your employment is terminated by the Company without "cause," you will be paid an amount equal to your then current annual base salary over 12 months in accord with the Company's regular payroll cycle. In such event, you will also receive any management bonus you earned and were awarded for the prior year's employment.
                              Further, in such event (i) you will retain any vested stock options, but will forfeit all unvested stock options and (ii) for a period of up to twelve months, the Company will continue to pay certain group health benefits for you. All
                              "additional benefits" described in this letter will expire upon termination of employment for any reason.

                              To continue to receive severance, you will be required to demonstrate reasonable efforts to search for other employment. Further, if you obtain other employment, your severance payments will be reduced by the amount of your new salary, and, if your new employment offers health insurance, the Company's group health payment for your benefit will cease.

                              Termination for "cause" shall mean (i) a felony conviction of you (as determined by a court of competent jurisdiction, not subject to further appeal), (ii) the commission by you of an act of fraud or embezzlement against the Company, (iii) gross misconduct which is demonstrably willful and deliberate on your part and which is materially detrimental to the Company, (iv) any material breach by you of any agreement with the Company not cured within 10 days after written notice thereof or any material violation of any policies or procedures of the Company, or (v) insubordination consisting of your continued failure to take specific action which is within your individual control and consistent with your status as a senior executive of the Company and your duties and responsibilities after being provided not less than 10 days' written notice.

Automobile:                   NATC will provide you with a car allowance of $500
                              per month representing the full and total reimbursement. This amount will be "grossed-up" in your year-end tax reporting.

Additional Benefits:          You will be eligible to join the company's group
                              benefit plans under each plan's terms and conditions, such as the Company's Medical and Dental plans (for which you will be eligible 31 days after commencement of employment). Attached is a description of the group benefit package.

Covenant Not to
Compete and
Confidentiality:              You agree that you will not compete with the
                              Company or its affiliates for a period of one year if you leave the Company, whether voluntarily or involuntarily. You also agree not to disparage the Company, its employees, officers and directors or its business. Further, while an officer of the Company, and after any termination of your employment, you will observe the strict confidentiality of the information concerning the Company, its business, and its employees, officers and directors, and only use such information to further the Company's interests. "Compete," as used in this section means, directly or indirectly: soliciting employees; inducing employees to terminate their employment;
                              influencing any suppliers of goods or services or customers to reduce or cancel any business it does with the Company or its affiliates; or engaging in any business that the Company or its affiliates is engaged in or planned to be engaged in at the time of termination.

As a condition of employment, a physical examination will be required and must be successfully completed. Human Resources will contact you regarding this process. Also, you must provide evidence of a valid driver's license.

Also, as a condition of employment, your references must give adequate assurance of your ability and character, as determined by us in our discretion. As you know, Brian, this process has been successfully completed.

Please also note that the terms and conditions of your employment outlined above are subject to (i) the execution and delivery of this Letter Agreement, (ii) in the case of bonuses, vacation and other benefits, the applicable plans or policies of the Company and (iii) in the case of your stock option grant, the authorization of the Board of Directors of such grant (including the creation of a new options pool) and your becoming bound by the Exchange and Stockholders' Agreement applicable to all employee holders of North Atlantic Holding Company, Inc. common stock. This Agreement is governed by New York law.

Under separate cover, we will be sending you a confidentiality agreement concerning Company information we will be forwarding to you prior to the commencement of your employment.

I trust that this letter adequately outlines our offer and our discussion. However, if you have any questions or issues, please do not hesitate to call me.

We are pleased to offer you this opportunity and look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ Tom Helms, Jr.
-------------------------------------
Thomas F. Helms, Jr.
Chairman and Chief Executive Officer

Attachments

cc:   Mr. J. Africk
      Mr. M. Cooper
      Mr. J. Dobbins
      Mr. G. Gorman
      Mr. J. O'Donnell
      Mr. D. Rosefsky

Agreed. /s/ Brian C. Harriss  3/16/05

1) I have a Confidentiality Agreement with Hanover Direct, Inc. under post-employment requirements of the Company's Code of Conduct.

2) I have a two year non-solicitation and non-hire agreement with Hanover Direct Inc. that expires on 2/14/2006.

3)   I do not have a non-compete agreement with Hanover Direct, Inc.


/s/  Brian Harriss
3/16/05

/s/  Thomas F. Helms, Jr.
3/16/05